CONTINUATION SHEET TO FORM 4
Name and Address of Reporting Person: Issuer Name and Ticker or Trading Symbol: Date of Event Requiring Statement:	FW Investors V, L.P. 201 Main Street, Suite 3100 Fort Worth, Texas 76102 eGain Communications Corporation (EGAN) September 24, 2008
Other Reporting Persons:	Signatures of Reporting Persons:
FW Management II, LLC (b) 201 Main Street, Suite 3100 Fort Worth, Texas 76102	FW MANAGEMENT II, LLC
	By:	/s/ Kevin G. Levy
Kevin G. Levy, Vice President
J. Taylor Crandall (b) 201 Main Street, Suite 3100 Fort Worth, Texas 76102
	By:	/s/ Kevin G. Levy
KEVIN G. LEVY Attorney-in-Fact for: J. TAYLOR CRANDALL **

** A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

Explanation of Responses:

(1)    On September 24, 2008, the Issuer entered into a Conversion Agreement and Amendment to Subordinated Secured Promissory Notes (the “Agreement”) with Ashutosh Roy, Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and FW Investors V, L.P. (collectively, the “Lenders”). The Lenders previously loaned the Issuer an aggregate of $8,500,000 and received promissory notes with a maturity date of March 31, 2009 (the “Prior Notes”). Pursuant to the Agreement and subject to the terms and conditions contained therein, the Issuer and the Lenders agreed to (i) convert a portion of the outstanding indebtedness under the Prior Notes equal to $6,535,977 into shares of the Issuer’s common stock at a price per share equal to $0.95 (the “Note Conversion”), and (ii) extend the maturity date of the remaining outstanding indebtedness accrued under the Prior Notes to March 31, 2012, as well as the period for which interest shall accrue on the Prior Notes (the “Note Extension”). FW Investors V, L.P. received 466,258 shares of common stock from the Issuer in connection with these transactions.

(2)       Pursuant to the Agreement and subject to the terms and conditions contained therein, the Lenders received warrants to purchase an aggregate of 1,525,515 shares of the Issuer’s common stock at a price per share equal to $0.95 as consideration for the Note Extension (the “Warrants”). FW Investors V, L.P. received 103,384 Warrants from the Issuer in connection with the Note Extension. See footnote (1) above.

(3)       Common Stock Purchase Warrants (right to buy) previously reported herein have expired and are no longer exercisable.

REMARKS:

(a)        The Reporting Persons may be deemed to be a member of a Section 13(d) “group” that owns more than 10% of the Issuer. However, the Reporting Persons disclaim such group membership and this report shall not be deemed an admission that any Reporting Person is a member of a Section 13(d) group that owns more than 10% of the Issuer’s outstanding common stock for purposes of Section 16 or for any other purpose.

(b)       J. Taylor Crandall (“Crandall”) is the sole member of FW Management II, LLC (“FW Management”), which is the sole general partner of FW Investors V, L.P. (“FW Investors”), which is the direct beneficial owner of the securities reported herein. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, each of Crandall and FW Management may be deemed to be the beneficial owner of the securities beneficially owned by FW Investors only to the extent of the greater of his or its respective direct or indirect interest in the profits or capital account of FW Investors. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Crandall or FW Management is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by FW Investors in excess of such amount.